Exhibit 4.2

Attached hereto as Exhibit 4.2 is the Employment Agreement, by and between ARCADIS NV and C. Michiel Jaski, an Executive Board member, dated January 20, 2000. Pursuant to the Employment Agreement, C. Michiel Jaski was appointed to the Executive Board. The Employment Agreement contains no termination date.

The Employment Agreement sets forth Mr. Jaski's fixed salary, variable salary, pension, compensation and other fringe benefits, as more fully described in this annual report on Form 20-F. The Employment Agreement also provides that the collective labor agreement that applies to ARCADIS' other employees also applies to Mr. Jaski.

[ARCADIS LETTERHEAD]

PERSOONLIJK
De Heer ir. C.M. Jaski
Nateley House
Ridgeway, Perford
SURREY, GU22 BPW
United Kingdom                                                 KOPIE

OnderWerp:
 Benoeming tot lid van de Raad van Bestuur ARCADIS NV

Arnhem,
20 januari 2000

Geachte heer Jaski,

De Raad van Commissarissen heeft besloten u te benoemen tot lid van de Raad van Bestuur van ARCADIS NV. De datum waarop deze benoeming van kracht wordt zal in overleg met u worden vastgesteld en zal liggen tussen 1 maart en 1 mei 2000.

De volgende arbeidsvoorwaarden gelden voor u.

Salaris
Het totaal bruto salaris bedraagt met ingang van de datum indiensttreding NLG 439.000,- per jaar (dit zal in maandelijkse termijnen van NLG 36.583,—aan u worden uitbetaald). Dit salaris is exclusief 8% vakantietoeslag en 2% decemberuitkering.

Pensioen
U wordt aangemeld als deelnemer aan de pensioenregeling bij de Stichting Pensioenfonds ARCADIS Nederland.

Tantième
Voor uw functie geldt een door de Raad van Commissarissen vast te stellen tantième. Het uit te keren bedrag wordt jaarlijks bepaald na vaststelling van de jaarrekening, op basis van de resultaten van ARCADIS NV. Het tantièmebedrag bedraagt maximaal vier maanden salaris. Bij beëindiging van uw functie in de Raad van bestuur en voortzetting van het dientsverband vervalt deze regeling. De tantième is niet pensioendragend.

Representatievergoeding
De representatievergoeding bedraagt NLG 850,—per maand, gedurende de vervulling van uw functie in de Raad van Bestuur.

ARCADIS IS DE NIEUWE WERELDWIJDE NAAM VAN HIEDEMIJ

Telefoonkostenvergoeding
Voor de uitoefening van uw functie is een privé-telefoonaansluiting noodzakelijk met een vergoeding van kosten volgens de regeling telefoonkostenvergoeding.

Auto-regeling
U krijgt een leaseauto ter beschikking volgens de vigerende regeling voor leden van de Raad van Bestuur.

CAO
Voor het overige zijn bepalingen uit de raam-CAO voor ARCADIS op u van toepassing.

Standplaats
Uw standplaats is Arnhem

Wij verzoeken u bijgaande kopie van dit schrijven door u voor akkoord getekend terug te zenden aan het secretariaat van de Raad van Bestuur.

Wij wensen u veel succes toe bij de vervulling van uw nieuwe functie en rekenen op een vruchtbare samenwerking.

Met vriendelijke groet, ARCADIS NV	Voor akkoord:
/s/ L.M. Van Leeuwen	/s/ C.M. Jaski
prof. dr. L.M. van Leeuwen waarnemend voorzitter Raad van Commissarissen	ir C.M. Jaski